Exhibit 10.25

                                   IA Global

                               533 AIRPORT BLVD.,
                         SUITE 400 BURLINGAME, CA 94010
                                TEL: 650 685 2403

________________________________________________________________________________


Dear Mark Scott,

We are appreciative of the work you have performed for our company through the agency, CFO2GO. We would like to offer you a full-time employment position with our company based on the attached employment contract.

In summary the terms of the offer would be:

   o  $150,000 per annum

   o Cash performance bonus plan of 13.5% ($20,250) linked to goals to be established between yourself and CEO, under guidance of Compensation Committee. These goals are expected to be linked to EBITDA of the company.

   o 400,000 stock options issued at 30 cents, representing the fair market value

   o  Standard holiday entitlements

We would ask that in addition to your duties as CFO of the company, you also serve on the Board of Directors of the company, at such time as you are nominated to do so during the period you remain CFO.

Should you accept our offer, we would contact CFO2GO to negotiate a release from them. We would appreciate your immediate consideration of this appointment.

Yours sincerely,

/s/ Alan Margerison

Alan Margerison